SERVICES AGREEMENT

The terms and conditions of this Services Agreement between Pacific Investment Management Company ("PIMCO") and Allianz Life Insurance Company of North America (the "Company") are effective as of December 1, 1999.

WHEREAS, the Company, PIMCO Funds Distributors LLC and PIMCO Variable Insurance Trust (the "Trust") have entered into a Fund Participation Agreement dated December 1, 1999, as may be amended from time to time (the "Participation Agreement"), pursuant to which the Company, on behalf of certain of its separate accounts (the "Separate Accounts"), purchases shares ("Shares") of certain Portfolios of the Trust ("Portfolios") to serve as an investment vehicle under certain variable annuity and/or variable life insurance contracts ("Variable Contracts") offered by the Company, which Portfolios may be one of several investment options available under the Variable Contracts; and

WHEREAS, PIMCO recognizes that it will derive substantial savings in administrative expenses by virtue of having a sole shareholder rather than multiple shareholders in connection with each Separate Account's investments in the Portfolios, and that in the course of soliciting applications for Variable Contracts issued by the Company and in servicing owners of such Variable Contracts, the Company will provide information about the Trust and its Portfolios from time to time, answer questions concerning the Trust and its Portfolios, including questions respecting Variable Contract owners' interests in one or more Portfolios, and provide services respecting investments in the Portfolios; and

WHEREAS, PIMCO wishes to compensate the Company for the efforts of the Company in providing written and oral information and services regarding the Trust to Variable Contract owners; and

WHEREAS, the following represents the collective intention and understanding of the service fee agreement between PIMCO and the Company.

NOW, THEREFORE, in consideration of their mutual promises, the Company and PIMCO agree as follows:

l. Services. The Company and/or its affiliates agree to provide services ("Services") to owners of Variable Contracts including, but not limited to: teleservicing support in connection with the Portfolios; delivery of current Trust prospectuses, reports, notices, proxies and proxy statements and other informational materials; facilitation of the tabulation of Variable Contract owners' votes in the event of a Trust shareholder vote; maintenance of Variable Contract records reflecting Shares purchased and redeemed and Share balances, and the conveyance of that information to the Trust or PIMCO as may be reasonably requested; provision of support services, including providing information about the Trust and its Portfolios and answering questions concerning the Trust and its Portfolios, including questions respecting Variable Contract owners' interests in one or more Portfolios; provision and administration of Variable Contract features for the benefit of Variable Contract owners in connection with the Portfolios, which may include fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals; and provision of other services as may be agreed upon from time to time.

2. Compensation. In consideration of the Services, PIMCO agrees to pay to the Company a service fee at an annual rate equal to twenty-five (25) basis points (0.25%) of the average daily value of the Shares held in the Separate Accounts. Such payments will be made monthly in arrears. For purposes of computing the payment to the Company under this paragraph 2, the average daily value of Shares held in the Separate Accounts over a monthly period shall be computed by totaling such Separate Accounts' aggregate investment (Share net asset value multiplied by total number of Shares held by such Separate Accounts) on each business day during the calendar month, and dividing by the total number of business days during such month. The payment to the Company under this paragraph 2 shall be calculated by PIMCO at the end of each calendar month and will be paid to the Company within 30 days thereafter. Payment will be accompanied by a statement showing the calculation of the monthly amounts payable by PIMCO and such other supporting data as may be reasonably requested by the Company.

3. Term. This Services Agreement shall remain in full force and effect for an initial term of one year, and shall automatically renew for successive one year periods. This Services Agreement may be terminated by either party hereto upon 30 days written notice to the other. This Services Agreement shall terminate automatically upon the redemption of all Shares held in the Separate Accounts, upon termination of the Participation Agreement, upon a material, unremedied breach of the Participation Agreement, as to a Portfolio upon termination of the investment advisory agreement between the Trust, on behalf of such Portfolio, and PIMCO, or upon assignment of the Participation Agreement by either the Company or PIMCO. Notwithstanding the termination of this Services Agreement, PIMCO will continue to pay the service fees in accordance with paragraph 2 so long as net assets of the Separate Accounts remain in a Portfolio, provided such continued payment is permitted in accordance with applicable law and regulation.

4. Amendment. This Services Agreement may be amended only upon mutual agreement of the parties hereto in writing.

5. Effect on Other Terms, Obligations and Covenants. Nothing herein shall amend, modify or supersede any contractual terms, obligations or covenants among or between any of the Company, PIMCO or the Trust previously or currently in effect, including those contractual terms, obligations or covenants contained in the Participation Agreement.

In witness whereof, the parties have caused their duly authorized officers to execute this Services Agreement.

PACIFIC INVESTMENT MANAGEMENT COMPANY

/s/ Brent R. Harris
By:  Brent R. Harris
Title:  Chairman
Date:  12/9/99

Allianz LIFE INSURANCE COMPANY OF NORTH AMERICA

/s/ Michael T. Westermeyer

By: Michael T. Westermeyer
Title: Vice President, Corporate Legal Officer & Secretary
Date:11-18-99

                      AMENDMENT NO. 1 TO SERVICES AGREEMENT

This Amendment No. 1 to the Services Agreement dated December 1, 1999 (the "Agreement") between Pacific Investment Management Company ("PIMCO") and
Allianz Life Insurance Company of North America(the "Company" is effective as of April 1, 2000. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, PIMCO and the Company entered into the Agreement to provide for the rendering of services to the owners of variable annuity and/or variable life insurance contracts ("Variable Contracts") offered by the Company that use shares of certain Portfolios of PIMCO Variable Insurance Trust (the "Trust') as the underlying investment vehicle;

WHEREAS, the Trust, effective April 1, 2000, may offer shares of its Portfolios in two classes, designated "Institutional Class" shares and "Administrative Class" shares;

WHEREAS, the shares of the Portfolios offered prior to April 1, 2000 have been designated as Administrative Class shares;

WHEREAS, the Trust has adopted an Administrative Services Plan (the "Plan") for the Administrative Class shares of each Portfolio under which Administrative Class assets may be used to reimburse financial intermediaries that provide services relating to Administrative Class shares;

WHEREAS, the Company or its affiliate has executed a Services Agreement pursuant to which the Company or its affiliate is entitled to reimbursement under the Plan for services provided to Variable Contract owners;

NOW, THEREFORE, in consideration of their mutual promises, PIMCO and the Company, acting pursuant to Section 4 of the Agreement, agree that Section 2 of the Agreement be amended to read as follows:

2. Compensation. In consideration of the Services, PIMCO agrees to pay to the Company a service fee at an annual rate equal to ten (10) basis points (0.10%) of the average daily value of the Shares held in the Separate Accounts. Such payments will be made monthly in arrears. For purposes of computing the payment to the Company under this paragraph 2, the average daily value of Shares held in the Separate Accounts over a monthly period shall be computed by totaling such Separate Accounts' aggregate investment (Share net asset value multiplied by total number of Shares held by such Separate Accounts) on each business day during the calendar month, and dividing by the total number of business days during such month. The payment to the Company under this paragraph 2 shall be calculated by PIMCO at the end of each calendar month and will be paid to the Company within 30 days thereafter. Payment will be accompanied by a statement showing the calculation of the monthly amounts payable by PIMCO and such other supporting data as may be reasonably requested by the Company.

This Amendment No. 1 may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

PACIFIC INVESTMENT MANAGEMENT COMPANY
/s/ Brent R. Harris
By:
Title:
Date:

Allianz LIFE INSURANCE COMPANY OF North America
/s/ Suzanne J. Pepin
By:Suzanne J. Pepin
Title: VP & SECRETARY
Date: 6/2/00

                PIMCO VARIABLE INSURANCE TRUST SERVICES AGREEMENT

This Agreement is made as of April 1, 2000 between PIMCO Variable Insurance Trust (the "Trust") and Allianz Life Insurance Company of North America ("Authorized Firm"), a Minnesota life insurance company.

RECITALS

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Trust issues shares of beneficial interest ("shares") in separate series ("Portfolios"), with each Portfolio representing interests in a separate portfolio of securities and other assets;

WHEREAS, certain beneficial owners of the Trust's shares ("investors") may require administrative, recordkeeping, and other services, and the provision of such services to investors requiring these services may benefit such investors and facilitate their ability to invest in the Portfolios;

WHEREAS, the Trust has adopted a Services Plan pursuant to which the Trust, on behalf of each Portfolio, may enter into agreements with registered investment advisers, registered broker-dealers, banks, trust companies and other persons or that agree to provide administrative, recordkeeping, and investor services to their clients, members or customers who purchase shares of a Portfolio, directly or indirectly; and

WHEREAS, the Trust desires that Authorized Firm provide, or arrange for the provision of, certain administrative, recordkeeping, and/or investor services with respect to shares of the Portfolios in accordance with the terms and conditions of this Agreement set forth below.

WITNESSETH:

The Trust and Authorized Firm agree as follows:

1. Appointment. The Trust hereby authorizes Authorized Firm to provide certain administrative, recordkeeping and investor services to investors in the Portfolios that are the clients, member, or customers of Authorized Firm. The appointment of Authorized Firm hereunder is non-exclusive, and Authorized Firm recognizes and agrees that, from time to time, the Trust (or its agent) may enter into other agreements with financial intermediaries with respect to the provision of administrative, recordkeeping and/or investors services.

2. Services to be Performed. For the duration of this Agreement, Authorized Firm agrees to use its best efforts, subject to applicable legal and contractual restrictions and in compliance with the procedures described in the prospectus(es) and statement(s) of additional information of the Portfolios as from time to time in effect (collectively, the "Prospectus"), to provide in respect of investors investing in shares of the Portfolios: teleservicing support in connection with Portfolios; delivery of current Trust prospectuses, reports, notices, proxies and proxy statements and other informational materials; facilitation of the tabulation of investors' votes in the event of a Trust shareholder vote; receiving, tabulating and transmitting proxies executed by or on behalf of investors; maintenance of investor records reflecting shares purchased and redeemed and share balances, and the conveyance of that information to the Trust or Pacific Investment Management Company (the administrator of the Portfolios) as may be reasonably requested; provision of support services, including providing information about the Trust and its Portfolios and answering questions concerning the Trust and its Portfolios, including questions respecting investors' interests in one or more Portfolios; provision and administration of insurance features for the benefit of investors in connection with the Portfolios, which may include fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals; receiving, aggregating and forwarding purchase and redemption orders; acting as the nominee for investors; maintaining account records and providing investors with account statements; processing dividend payments; issuing investor reports and transaction confirmations; providing subaccounting services; general account administration activities; and providing such similar services as the Trust may reasonably request to the extent the Authorized Firm is permitted to do so under applicable statutes, rules or regulation.

3. Orders and Settlement. Orders submitted by Authorized Firm on behalf of investors shall be accepted or rejected by the Trust (or its agent) in the manner disclosed in the Prospectus, or as otherwise agreed to by the parties.

4. Compliance with Laws. In performing its duties under this Agreement, Authorized Firm agrees to abide by all applicable laws, including, without limitation, federal and state securities laws and regulations, state insurance laws and regulations, and the Employee Retirement Income Security Act of 1974.

5. Sales Materials. No person is authorized to make any representations concerning shares of the Portfolios except those contained in the then current Prospectus and printed information issued by the Trust as explanatory materials and/or information supplemental to each Prospectus. The Trust shall supply or cause to be supplied Prospectuses, reasonable quantities of supplemental sales literature, explanatory materials and additional information as issued. Authorized Firm agrees not to use other advertising or sales material relating to the Portfolios unless approved in writing by the Trust in advance of such use. Authorized Firm agrees to indemnify the Portfolios and the Trust for any loss, injury, damage, expense or liability arising from or based upon any alleged or untrue statement or representations made by Authorized Firm other than statements contained in the Prospectus or sales literature authorized by the Trust.

6. Compensation. In consideration of Authorized Firm's provision of the services as described in this Agreement, the Trust agrees, subject to the limitations of applicable law and regulations, including rules of the National Association of Securities Dealers, Inc., to pay Authorized Firm fees ("Service Fees") at an annual rate of up to 0.15% of the average of the aggregate net asset value of outstanding shares serviced by Authorized Firm, measured on each business day during each month. Authorized Firm may, in turn, pay any or all of these fees to service providers with whom it has entered into service agreements, with no recourse to or liability on the part of the Trust or any Portfolio. The applicable portion of the Service Fees will be paid by the Trust within 20 days following the end of each calendar quarter. The parties acknowledge and agree that the Service Fees will be paid by the Trust on behalf of each Portfolio and shall be paid for each Portfolio only so long as this Agreement is in effect.

         The fee rate with respect to any Portfolio may be prospectively increased or decreased by the Trust, in its sole discretion, at any time upon notice to Authorized Firm.

         In addition, Authorized Firm will furnish to the Trust or its designees such information as the Trust or its designees may reasonably request (including, without limitation, periodic certifications confirming the rendering of services with respect to shares of the Portfolios as described herein), and will otherwise cooperate with the Trust and its designees (including, without limitation, any auditors designated by the Trust), in the preparation of reports to the Trust's Board of Trustees concerning this Agreement and the monies paid or payable by the Trust pursuant hereto, as well as any other reports or filings that may be required by law.

7.       Term and Termination.

(a) This Agreement is entered into by the Trust in accordance with the terms of the Services Plan. Accordingly, unless sooner terminated, this Agreement will continue in effect until one year from the date hereof and thereafter for successive annual periods, provided that such continuance is specifically approved at least annually by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) those Trustees of the Trust who are not "interested persons" (as defined in the Investment Company Act of 1940) and have no direct or indirect financial interest in the operation of the Distribution Plan or any agreements related to it ("Plan Trustees"), cast in person at a meeting called for the purpose of voting on the Services Plan and such related agreements.

(b) This Agreement may be terminated, with respect to a Portfolio, at any time without the payment of any penalty, by vote of a majority of the Plan Trustees or by vote of a majority of a Portfolio's shares, on 30 days' written notice. Notice of termination (or nonrenewal) of the Services Plan by the Trustees shall constitute a notice of termination of this Agreement.

(c) This Agreement shall terminate automatically in the event of its assignment, as defined in the 1940 Act.


8. Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of California applicable to agreements fully executed and to be performed therein, without regard to its conflicts of law rules.

9. Limitation on Liability. The obligations of the Trust under this Agreement shall only be binding upon the assets and property of the Trust, and shall not be binding upon any Trustee, officer or shareholder of the Trust individually.

10.      Exculpation: Indemnification

(a) The Trust shall not be liable to Authorized Firm and Authorized Firm shall not be liable to the Trust except for acts or failures to act which constitute lack of good faith or gross negligence and for obligations expressly assumed by either party hereunder. Nothing contained in this Agreement is intended to operate as a waiver by the Trust or by Authorized Firm of compliance with any applicable federal or state law, rule, or regulation and the rules and regulations promulgated by the National Association of Securities Dealers, Inc.

(b) Authorized Firm will indemnify the Trust and hold it harmless from any claims or assertions relating to the lawfulness of Authorized Firm's participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons serving as officers or employees of Authorized Firm and performed in connection with the discharge of its responsibilities under this Agreement. If any such claims are asserted, the Trust shall have the right to manage its own defense, including the selection and engagement of legal counsel of its choosing, and all costs of such defense shall be borne by Authorized Firm.

11. Notices. Each notice required by this Agreement shall be given in writing and delivered personally or mailed by certified mail or courier service or sent by facsimile to the party's address identified on the signature page to this Agreement or such other address as each party may by written notice provide to the other. A notice given pursuant to this section shall be deemed to have been given immediately when delivered personally or by facsimile, three (3) days after the date of certified mailing, and one (1) day after delivery by overnight courier service.

12. Complete Agreement. This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.


13. Amendment. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by a writing signed by each of the parties.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date and year first written above.

PIMCO Variable Insurance Trust
By: /s/ Brent R. Harris                  Address for Notices:
Name:                                    840 Newport Center Drive, Suite
Title:                                   Newport Beach, CA 92600
                                         Fax: (949) 720-6773

Allianz Life Insurance Company of North America

By: /s/ Suzanne Pepin                    Address for Notices:
Name: Suxanne J. Pepin                   1750 Hennepin Ave
Title: VP & Secretary                    Minneapolis, MN  55403-2195
                                         Fax: (612) 337-6355